SECURITIES AND EXCHANGE COMMISSION
                            Washington, DC 20549

                                Schedule 13G

                 Under the Securities Exchange Act of 1934
                           (Amendment No.     )



                           CHESAPEAKE CORPORATION
                              (Name of Issuer)

                                Common Stock

                       (Title of Class of Securities)

                                 165159104
                               (CUSIP Number)




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                             RULES AND REGULATIONS

CUSIP NO.  165 159 104


(1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons:

     Crestar Bank            53-0116200



(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)   [ ]
     (b)   [ ]



(3)  SEC Use Only



(4)  Citizenship or Place of Organization:

     Virginia


Number of Shares         (5)Sole Voting Power             1,462,115
Beneficially             (6)Shared Voting Power           67,604
Owned by Each            (7)Sole Dispositive Power        1,451,419
Reporting Person With:   (8)Shared Dispositive Power      1,292,839

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person

     2,750,858


(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
     [ ]

(11) Percent of Class Represented by Amount in Row 9

     11.769%


(12) Type of Reporting Person (See Instructions)

     Bank

                                                  2/10/97
                                          ------------------------
                                                            (date)

                                    /s/ Robert S. McKenzie
                                    ------------------------------
                                    Robert S. McKenzie (signature)

                                    Vice President
                                    ------------------------------
                                                           (Title)